Exhibit 99.1
NYSE MKT Equities Exchange Symbol - UEC

Uranium Energy Corp Reports Fiscal 2013 Q3 Production Results and Provides Operations Update

Corpus Christi, TX, June 10, 2013 - Uranium Energy Corp (NYSE MKT: UEC, the "Company") is pleased to report financial and production results for the third quarter ended April 30, 2013. Major third quarter highlights include the following:

  Production Increased by 45% Over the Prior Quarter: Production from the Palangana Mine increased to 69,000 pounds of U3O8 compared to 48,000 pounds the previous quarter.  The startup of Production Area-3 in December 2012 continued to provide stronger production during the quarter;

  Sale of 70,000 Pounds U3O8 Generated Revenues of $2.8 Million: During the quarter, the Company sold 70,000 pounds of U3O8 at $40 per pound for gross proceeds of $2.8 million;

  Cash Cost Per Pound Sold of $23 Excluding Royalties: Cash cost per pound sold decreased to $23 per pound due primarily to the 45% increase in production volume during the quarter;

  Construction Continues at Goliad ISR Project: The Goliad ISR Project is fully permitted with engineering and construction progressing for the satellite facility and the first production area;

  Total Resources in Texas Increased by 22% to 16.1 Million Pounds: On February 27, 2013, the Company published an NI 43-101 technical report for its Burke Hollow ISR Project disclosing an inferred resource estimate of 2.89 million pounds of U3O8. In addition, the technical report disclosed two exploration targets potentially containing 1.8 to 7.2 million pounds of U3O8(1); and

  Cumulative Sales to Date: Cumulative sales of U3O8 since commencement of production to April 30, 2013 total 440,000 pounds at an average sales price of $47 per pound for cumulative gross proceeds of $20.8 million, with a cash cost per pound sold of $21 excluding royalties.

Palangana Mine - Production Update

During the nine months ended April 30, 2013, the Palangana Mine produced 146,000 pounds of U3O8 from Production Areas-1, 2 and 3, ("PA-1", "PA-2" and "PA-3") and the Hobson processing facility processed 154,000 pounds of U3O8. At April 30, 2013, the Company had 37,000 pounds of U3O8 available for sale in inventory, with a market value of approximately $1.5 million.

With production continuing at PA-1 and PA-2, PA-3 commenced operations in December 2012. This resulted in an increase in Palangana Mine production from 48,000 pounds of U3O8 the previous quarter to 69,000 pounds this quarter with a corresponding decrease in the cash cost per pound sold. Development and permitting activities are continuing on Production Areas-4 and 5 as described below.

Additionally, the Company has increased its leased land holdings at the Palangana Mine to identify and develop additional future production areas. Leased land holdings at the mine area have increased by approximately 1,000 acres to 9,717 acres as of April 30, 2013.

Palangana Mine - Development and Permitting Update

The Mine Permit Amendment to expand the original mine permit where Production Areas-4 and 5 ("PA-4" and "PA-5") are located were submitted to the Texas Commission on Environmental Quality ("TCEQ"). Additionally, all permit applications concerning PA-4 have been submitted to the TCEQ.

Collection of environmental data and permitting efforts at PA-5 continued during the quarter.

Goliad ISR Project Update

The Goliad ISR Project is fully permitted for production. Site clearing was completed during the quarter, with a three-phase electrical power system, a large caliche site pad for the main plant complex and a disposal well having already been constructed or completed in previous quarters. Procurement of processing equipment and supplies for the construction of the satellite facility and the first production area are continuing.

South Texas Exploration and Development Update

Burke Hollow ISR Project

On February 27, 2013, the Company published an NI 43-101 technical report for its Burke Hollow ISR Project disclosing an inferred resource estimate of 2.89 million pounds of U3O8 with an average grade of 0.047% U3O8. In addition, the technical report disclosed two exploration targets potentially containing 1.8 to 7.2 million pounds of U3O8 at a grade range of 0.03% to 0.06% U3O8(1).

Twenty-four regional baseline wells were drilled, cased and completed recently at the Burke Hollow ISR Project.  These baseline wells are now being sampled.  Of particular interest are the results from one such well drilled two miles east from the initial exploration area, where thick, ore-quality mineralization was intercepted.

The Mine Area and Radioactive Material License applications will be developed throughout the remainder of calendar 2013.  The Company's permitting activities remain focused on moving the Burke Hollow ISR Project immediately into the production pipeline, consistent with the Company's hub-and-spoke production model for its South Texas assets.

Salvo ISR Project

At the Salvo Project, permits remain in compliance with the state regulatory agencies. An existing 82 acre lease at the Project was recently renewed for an additional five years. This property and adjacent leases will be targeted for an exploration and delineation drilling campaign in the future.

Paraguay ISR Projects

Historic and recent drilling results are being reviewed for future exploration and delineation drilling at both the Yuty and Oviedo Projects.  A radon extraction survey began during calendar Q2 2013 at the Oviedo Project along the western basin margins which followed up on historic airborne radiometric anomalies and outcrop sampling results that indicate a potential for shallow uranium mineralization. This survey is ongoing and producing positive results that will be drill tested during the next Oviedo drilling campaign.

The Company's Paraguay Yuty and Oviedo Projects, with geology that is very similar to that of South Texas, have the potential to be large-scale ISR-amenable uranium projects.

Financial Review

The following is a financial review of the Company for the three and nine months ended April 30, 2013, and should be read in conjunction with the condensed consolidated financial statements and management's discussion and analysis as contained in the Company's Form 10-Q filing available at the Company's website at www.uraniumenergy.com or on EDGAR at www.sec.gov.

Results of Operations

During the three months ended April 30, 2013, the Company recorded revenue of $2.8 million resulting from the sale of 70,000 pounds of U3O8 at an average sales price of $40 per pound. Cash cost of sales excluding royalties was $1.6 million or $23 per pound sold. Royalties were $0.3 million or $4 per pound sold and non-cash costs were $0.4 million or $5 per pound sold. Total cost of sales including royalties and non-cash costs was $2.3 million or $32 per pound sold, resulting in a gross profit of $0.5 million.

During the nine months ended April 30, 2013, the Company recorded revenue of $7.0 million resulting from the sale of 170,000 pounds of U3O8 at an average sales price of $41 per pound. Cash cost of sales excluding royalties was $4.4 million or $26 per pound sold. Royalties were $0.8 million or $5 per pound sold and non-cash costs were $1.0 million or $6 per pound sold. Total cost of sales including royalties and non-cash costs was $6.2 million or $37 per pound sold, resulting in a gross profit of $0.8 million.

During the three months ended April 30, 2013, the Company recorded a net loss of $3.9 million or $0.05 per share (2012 Q3: $8.2 million or $0.10 per share). Expenses totaled $4.4 million (2012 Q3: $8.1 million) and include $1.8 million (2012 Q3: $4.0 million) for mineral property expenditures, $2.2 million (2012 Q3: $3.8 million) for general and administrative and $0.4 million (2012 Q3: $0.3 million) for depreciation, amortization and accretion.

During the nine months ended April 30, 2013, the Company recorded a net loss of $16.8 million or $0.20 per share (nine months ended April 30, 2012: $20.3 million or $0.27 per share). Expenses totaled $17.6 million (nine months ended April 30, 2012: $23.2 million) and include $8.1 million (nine months ended April 30, 2012: $10.9 million) for mineral property expenditures, $8.3 million (nine months ended April 30, 2012: $11.4 million) for general and administrative and $1.2 million (nine months ended April 30, 2012: $0.9 million) for depreciation, amortization and accretion.

Liquidity

Net cash used in operating activities for the nine months ended April 30, 2013 was $15.1 million (nine months ended April 30, 2012: $18.6 million). Net cash provided by financing activities for the nine months ended April 30, 2013 was $0.02 million (nine months ended April 30, 2012: $20.1 million). Net cash used in investing activities for the nine months ended April 30, 2013 was $0.9 million (nine months ended April 30, 2012: $6.0 million). At April 30, 2013, the Company had cash and cash equivalents of $9.0 million and working capital of $7.6 million.

Uranium Market Update

The latest spot uranium price as reported by Ux Consulting (UxC) is $40.00 per pound. During the quarter, UxC reported the high in spot price near $44.00 and the low near $40.25.  Meanwhile, the long-term uranium contract price increased $1.00 per pound from $56.00 to $57.00 in the period, supporting the market thesis of stronger uranium prices in upcoming years.

Global uranium production is forecast to be near 157 million pounds this year, while reactor consumption is projected to be near 183 million pounds.  The deficit has been filled with secondary supply sources, predominantly from the U.S.-Russia Highly Enriched Uranium (HEU) agreement.  The HEU agreement will expire by the end of 2013, removing about 24 million pounds of uranium per year from the global market.

Longer term, the gap between uranium production and consumption is expected to widen as additional reactors are placed into commercial operation. In the United States, three new reactors are under construction, with an additional 9 planned and 15 proposed.  Globally, there are now 67 new reactors currently under construction that's anticipated to add in excess of 33 million pounds of new demand annually.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium production, development and exploration company operating North America's newest emerging uranium mine. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the Palangana in-situ recovery project, which is ramping up initial production, and the Goliad in-situ recovery project which is now fully permitted and under construction. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE MKT: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to in this news release are economically or legally mineable.

(1) In the Company's Burke Hollow technical report, all tonnages, grade and contained pounds for U3O8 exploration targets should not be construed to reflect a calculated mineral resource (inferred, indicated, or measured). The potential quantities and grades, as stated in the technical report, are conceptual in nature and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in the discovery of an economic U3O8 mineral resource on the project.

Safe Harbor Statement

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UEC to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond UEC's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact UEC and the statements contained in this news release can be found in UEC's filings with the SEC. Such risks and other factors include, among others, variations in the underlying assumptions associated with the estimation or realization of mineralization, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the mining industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. UEC believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon.

For forward-looking statements in this news release, UEC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. UEC assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.